VARIABLE LIFE INSURANCE COMPANY

YEARLY RENEWABLE TERM BENEFIT RIDER WITH PROVISION FOR CHANGE OF PREMIUMS

ADDITIONAL INSURANCE FOR A TERM PERIOD AND PAYABLE IF THE INSURED’S DEATH OCCURS DURING THE PERIOD

We agree, subject to the terms and conditions of this Rider and the policy, to pay the amount of Term Insurance to the Beneficiary if the Insured dies: (a) during the Term Period or any Renewal Period; and (b) while the policy and this Rider are in full force. We will pay on receipt at our Home Office of due proof of the Insured’s death. The date of issue of this Rider, which is the date the Term Period begins, the amount of Term Insurance, and the date the Term Period ends are as shown on page 3 of the policy for this Rider.

A benefit for this Rider is payable as well as any amount otherwise payable under the policy.

This Rider is made a part of the policy to which it is attached. If this Rider is issued subsequent to delivery of the policy, the consideration for issuance of the Rider is: (a) the application for this Rider, a copy of which is attached to an made a part of the policy; and (b) payment of any additional premium we may require because of the issuance of this Rider. The date of issue of this Rider is as provided in Section 1 of the policy. Premiums for the Variable Life Insurance Benefit and the initial premium for this Benefit are shown on page 3. A Table of Guaranteed Maximum Renewal Premiums is shown on page 5B. A Table of Currently Projected Premiums is shown on page 5C.

When premiums are paid on the policy in accordance with a disability benefit provision, we will pay premiums for this Rider.

Benefits for this Rider do not vary in accordance with the investment experience of a separate account.

GENERAL

“In full force” as applied to this Rider means it has not terminated.

An amount payable on this Rider shall not affect, nor be affected by, an amount payable on the policy or any other Rider included with the policy.

PREMIUMS

The first year annual premium is shown on page 3. A Table of Guaranteed Maximum Renewal Premiums is shown on page 5B. A Table of Currently Projected Premiums, which is subject to adjustment is shown on page 5C. We will declare the actual renewal premiums to be used for this Rider. They may increase or decrease but will not exceed the applicable Maximum Renewal Premiums. They will be based on our expectations of future experience for such factors as investment earnings, mortality, persistency and expenses. Any change in actual renewal premiums will be made on a uniform basis for Insureds of the same sex, Issue Age and Premium Class, and whose policies have been in force for the same length of time. Premiums will be reviewed annually, and any change in premiums will be determined in accordance with the procedures and standard on file with the Department of Insurance.

INCONTESTABILITY, SUICIDE

In applying the Incontestability and Suicide provisions of the policy to this Rider, the period shall be measured from the date of issue of this Rider.

EXCHANGE OF RIDER FOR A POLICY

While this Rider is in full force it may be exchanged for a Variable Life Insurance policy which is available as applied for (if not, see “Exchange for Fixed Benefit Policy” provision) and which requires no further evidence of insurability, according to our rules in effect on the Date of Issue of the new policy. We will require: (i) written application by the Insured and Owner on our prescribed form; (ii) presentation of the policy for adjustment; and (iii) payment of the first premium for the requested policy. A policy issued in exchange shall be for a Sum Insured at issue equal to the amount of Term Insurance under this Rider.

The exchange may be made at any time not later than the Last Rider Exchange Date. The Last Rider Exchange Date is the policy anniversary nearest the Insured’s 70th birthday. The new policy shall: (i) insure only the Insured’s life; (ii) be issued in the same risk class as this Rider as shown on page 3 of the policy, with the Issue Age determined from the Date of Issue of the new policy; and (iii) have a Date of Issue which shall be the first valid issue date according to our rules after the conditions for exchange are met.

APPROVED

STATE OF NEW YORK

NOV 2 1988

SUPERINTENDENT OF INSURANCE

F9319B

Any Disability Benefit shown on page 3 of the policy that applies to this Rider may be issued with the new policy: (i) if we offer the Benefit at the Issue Age and at the Date of Issue of the new policy; and (ii) unless the plan of the policy applied for is a Variable Life plan which allows premiums to be paid for life, if evidence satisfactory to us is furnished to our Home Office that the Insured is not totally disabled on the date the written notice to exchange this Rider is signed. Any other Benefit may be issued with the new policy only with our consent and subject to the conditions which we may determine.

The new policy and any Disability Benefit shall be on forms and at rates in effect on its Date of Issue.

EXCHANGE OF RIDER IF INSURED DISABLED BEFORE POLICY ANNIVERSARY NEAREST AGE 60

This Rider may be exchanged for a new policy on a Variable Life plan which allows premiums to be paid for life if available in the amount applied for (if not, see “Exchange for Fixed Benefit Policy” provision) and if premiums are being paid for this Rider in accordance with any Disability Benefit shown on page 3 for a period which began: (i) before the policy anniversary nearest the Insured’s 60th birthday; and (ii) before the Last Rider Exchange Date. Exchange may be made not later than the Last Rider Exchange Date on: (i) written application by the Insured and Owner on our prescribed form; and (ii) presentation of the policy for adjustment. If no written application is received before the Last Rider Exchange Date, this Rider will terminate as of that date. It will be replaced with a policy on a Variable Life plan which allows premiums to be paid for life if available in the amount applied for. (If not, see “Exchange for Fixed Benefit Policy” provision.) The new policy shall be on the life of the Insured only. The Date of Issue shall be the first valid issue date according to our rules after the conditions for the exchange are met or the first such date on or after the Last Rider Exchange Date, whichever applies.

The policy will be in the same risk class as this Rider as shown on page 3 of the policy with: (i) a Sum Insured at issue equal to the amount of Term Insurance under this Rider; (ii) an Issue Age determined from its Date of Issue; and (iii) the Disability Benefit Rider applicable to the new policy. Unless you advise us otherwise by written notice: (1) the Owner and the Beneficiary under the new policy as of its Date of Issue shall be the same as under this policy as of the date this Rider ends; and (2) the elections of the premium payment interval, investment option and automatic loan election shall be the same as were in effect under this policy as of the date this Rider ends. The policy and the Disability Benefit Rider under the new policy shall be on forms and at rates in effect on its Date of Issue.

EXCHANGE OF RIDER IF INSURED DISABLED ON OR AFTER POLICY ANNIVERSARY NEAREST AGE 60

This Rider may be exchanged for a policy on a Variable Life plan which allows premiums to be paid for life if available in the amount applied for (if not, see “Exchange for Fixed Benefit Policy” provision) and if premiums are being paid for this Rider in accordance with any Disability Benefit shown on page 3 for a period which began on or after the policy anniversary nearest the Insured’s 60th birthday, and before the policy anniversary nearest the Insured’s 65th birthday. Exchange may be made not later than the policy anniversary nearest the Insured’s 65th birthday subject to all the applicable terms and conditions of the “Exchange of Rider if Insured Disabled before Policy Anniversary Nearest Age 60” provision; except that the Disability Benefit Rider issued with the new policy will not provide disability benefits beyond the policy anniversary nearest the Insured’s 65th birthday.

EXCHANGE FOR FIXED BENEFIT POLICY

If conditions for exchange are met but a Variable Life Insurance Policy is not available as applied for, a fixed benefit policy may be issued according to our rules in effect at that time.

DISCONTINUANCE ON REQUEST

This Rider may, before the policy anniversary nearest the Insured’s 70th birthday, be discontinued as of any Processing Date on receipt of written notice and presentation of the policy for adjustment to us at our Home Office before such Processing Date and before the Insured’s death.

RENEWAL OF RIDER

This Rider may be renewed on the date the Term Period or any Renewal Period ends if the policy is then in full force. The Renewal Period shall be 1 year.

Renewal of the Rider may be made without evidence of insurability. A Renewal Period shall begin on the date the Term Period or the previous Renewal Period ends.

The renewal premium in each Renewal Period shall be included in the Required Annual Premium on the date that Renewal Period begins.

F9319B-2 Yearly Renewable Term

RENEWAL OF RIDER IF INSURED DISABLED

This Rider will be renewed on the date the Term Period or any Renewal Period ends: (i) if it has not terminated or been exchanged; and (ii) if premiums have been paid under the policy, in accordance with any Disability Benefit shown on page 3, for the policy month just preceding the end of such Term Period or Renewal Period.

TERMINATION

This Rider will terminate without value, on the earliest of:

a. The lapse, exchange or termination of the policy; or

b. The payment or application of the Surrender Value of the policy; or

c. The day before the Date of Issue of any new policy issued under the terms of this Rider; or

d. The date this Rider is discontinued on request; or

e. The policy anniversary nearest the Insured’s 70th birthday.

Signed for the Company at Boston, Massachusetts.

President	Secretary

F9319B-3 Yearly Renewable Term